Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS
CONFERENCE CALL SCHEDULED FOR THURSDAY, AUGUST 10, 2006

East Windsor, NJ, August 9, 2006—NexMed, Inc. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its NexACT® transdermal drug delivery technology, today announced its second quarter 2006 financial results. For the quarter ended June 30, 2006, the Company recorded revenue of $533,655 which was primarily attributable to the revenue recognized for the Novartis licensing agreement. For the quarter, the net loss applicable to common stock was $1,033,363 or $0.02 per share, as compared to $5,097,194 or $0.10 per share for the same period in 2005. The decrease in net loss applicable to common stock is primarily attributable to the increase in revenues and reduction in overhead.

Conference Call

NexMed management also announced that the Company will host a conference call previously scheduled for August 14, tomorrow on Thursday, August 10th at 10:00 a.m. EDT, during which management will review second quarter financial results and expected development advances of its partnered anti-fungal product in 2006. The Company intends to file its Form 10-Q for the quarter ended June 30, 2006 sometime today, Wednesday, August 9, 2006. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 210462 are both required for playback. The conference call will also be Webcast live at URL http://www.vcall.com/IC/CEPage.asp?ID=107664.

About NexMed, Inc.

NexMed, an innovative drug developer, offers large pharmaceutical companies the opportunity to develop new patient-friendly transdermal products, and extend patent lifespans and brand equity, through participation in early stage licensing and development partnerships. NexMed currently has a host of medicines in development, such as treatments for nail fungus, sexual disorders and more, all based on its proprietary NexACT drug delivery technology.

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Company Contact: Deborah Carty NexMed, Inc. (609) 371-8123, ext: 159 dcarty@nexmed.com	Investor Relations: Paula Schwartz Rx Communications Group, LLC (917) 322-2216 pschwartz@rxir.com